Exhibit (h)(8)

The following resolutions were duly adopted by the Board of Trustees of the Registrant and have not been modified or rescinded:

WHEREAS, Legg Mason Partners Fund Advisor, LLC (“LMPFA”) has agreed to waive fees and/or reimburse operating expenses to the extent necessary to limit total operating expenses (other than the exceptions disclosed in the prospectus for the applicable Fund) to the amounts set forth in the Board Material and as presented to and described at this meeting, subject to recapture as described below; now therefore, as to each listed class of each applicable Fund, be it

RESOLVED: That the Board approves and agrees to this arrangement, subject to the following:

•

That this arrangement will continue for the applicable Fund until the date specified in the Board Material, unless modified or terminated prior to that date by agreement of LMPFA and the Board, and that this arrangement may be terminated at any time after such date by LMPFA;

•	That the arrangement may be modified by LMPFA to decrease total annual operating expenses of a class or Fund at any time;

•

That LMPFA is permitted to recapture amounts waived or reimbursed to the Fund within the fiscal year in which LMPFA earned the fee or incurred the expense if the Fund’s total annual operating expenses have fallen to a level below the limit described above; and

•

That in no case will LMPFA recapture any amount that would result, on any particular business day of the Fund, in the Fund’s total annual operating expenses exceeding the limit described above or any other limit then in effect; and further

RESOLVED: With respect to Western Asset Municipal High Income SMASh Fund (“Muni SMASh Fund”), that the fee reimbursement agreement with LMPFA pursuant to which the Manager agrees to reimburse Muni SMASh Fund for 100% of Muni SMASh Fund’s operating expenses (including Muni SMASh Fund’s allocated share of the fees and expenses of the underlying mutual fund through which it invests), other than interest, brokerage, taxes, extraordinary expenses and fees and expenses of any other acquired fund for the period ending December 31, 2015, unless the Board otherwise agrees, be and hereby is approved; and further

RESOLVED: That the officers of the Trust are hereby authorized to update the Summary Prospectus, the Prospectus and the Statement of Additional Information, with such amendments or applicable filings to include such other revisions as said officers may deem appropriate; and further

RESOLVED: That the officers of the Trust are hereby authorized, empowered and directed to take all actions and to execute all documents necessary to give full effect to the foregoing resolutions in such manner or such forms as the officer or officers shall approve in his, her, or their discretion, in each case as conclusively evidenced by his, her, or their actions or signatures.

The information below is drawn from Board Material referenced in the foregoing resolutions. The amounts stated do not include the following expenses that may be incurred by a fund: interest, brokerage, taxes, extraordinary expenses and acquired fund fees and expenses.

LEGG MASON PARTNERS INSTITUTIONAL TRUST

Name of Fund	Name of Class	Expense Limit (%)	Expense Limit Expiration Date
Western Asset Institutional Government Reserves	Institutional	0.23	12/31/2015
	Premium	0.45	12/31/2015
	Investor	0.35	12/31/2015
	Administrative	0.40	12/31/2015
Western Asset Institutional AMT Free Municipal Money Market Fund	Institutional	0.23	12/31/2015
	Premium	0.45	12/31/2015
	Investor	0.35	12/31/2015
	Administrative	0.40	12/31/2015
Western Asset Institutional Liquid Reserves	Institutional	0.20	12/31/2015
	Investor	0.35	12/31/2015
	Administrative	0.40	12/31/2015
	SVB Securities	0.60	12/31/2015
	Liquid Reserves
	Shares
	SVB Securities	0.24	12/31/2015
	Institutional
	Liquid Reserves
	Shares
Western Asset Institutional Cash Reserves	Institutional	0.25	12/31/2015
	Premium	0.45	12/31/2015
	Investor	0.35	12/31/2015
	Administrative	0.40	12/31/2015
	L	0.30	12/31/2015
	S	0.45	12/31/2015
	SVB Securities	0.45	12/31/2015
	Horizon Shares
Western Asset Institutional U.S. Treasury Reserves	Institutional	0.20	12/31/2015
	Investor	0.35	12/31/2015
	Administrative	0.40	12/31/2015
Western Asset Institutional Tax Free Reserves	Institutional	0.20	12/31/2015
	Investor	0.35	12/31/2015
	Administrative	0.40	12/31/2015
Western Asset Municipal High Income SMASh Fund	—	0.00	—
Legg Mason Western Asset SMASh Series M Fund	Single	0.00	12/31/2015
Legg Mason Western Asset SMASh Series C Fund	Single	0.00	12/31/2015
Legg Mason Western Asset SMASh Series EC Fund	Single	0.00	12/31/2015
Western Asset Institutional U.S. Treasury Obligations Money Market Fund	Institutional	0.20	12/31/2015
	Administrative	0.40	12/31/2015
	Investor	0.35	12/31/2015